Exhibit 99.1

NEWS	Contact: Amie D’Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Appoints Chris Kendall to the Board of Directors

HOUSTON, TX, December 16, 2024 – NOV Inc. (NYSE: NOV) announced today that Chris Kendall has been appointed to the Company’s Board of Directors, effective December 15, 2024.

“We are pleased to welcome Chris Kendall to our board of directors,” said Clay Williams, Chairman, President, and Chief Executive Officer. “Chris brings extensive experience in international, offshore, and domestic upstream oilfield operations to NOV’s board. He has a strong and proven record of accomplishments and technical expertise that includes carbon capture and enhanced oil recovery. We look forward to leveraging Chris’ expertise to further advance our strategy and create value for NOV’s shareholders.”

Mr. Kendall has more than 30 years of experience in the global oil and gas industry, including as a director, President, and Chief Executive Officer of Denbury Inc. prior to its acquisition by Exxon Mobil Corporation in November 2023. Prior to joining Denbury, Mr. Kendall was with Noble Energy, serving as the Senior Vice President, Global Operations Services. During his 14-year tenure at Noble Energy, Mr. Kendall held several international and domestic leadership roles, primarily in the Eastern Mediterranean, Latin America, and the Gulf of Mexico regions.

Mr. Kendall began his energy career at Mobil Corporation in 1989. He received a Bachelor of Science in Engineering, Civil Specialty from the Colorado School of Mines and graduated from Harvard Business School’s Advanced Management Program. Mr. Kendall currently serves as a director of California Resources Corporation, chair of its Nominating & Corporate Governance Committee, and member of its Audit Committee. He also serves as a director of Carbon TerraVault, a subsidiary of California Resources Corporation. Mr. Kendall will serve on NOV Inc.’s Audit Committee upon his appointment to the board.

With the appointment of Mr. Kendall, NOV Inc.’s board of directors is now composed of eleven directors, ten of whom are independent members.

About NOV

NOV delivers technology-driven solutions to empower the global energy industry. For more than 150 years, NOV has pioneered innovations that enable its customers to safely produce abundant energy while minimizing environmental impact. The energy industry depends on NOV’s deep expertise and technology to continually improve oilfield operations and assist in efforts to advance the energy transition towards a more sustainable future. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Source: NOV Inc.

CONTACT:

Amie D’Ambrosio

Director, Investor Relations

(713) 375-3826

amie.dambrosio@nov.com